EXHIBIT 99.1

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	July 2, 2006	October 2, 2005(1)
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$41,178	$3,828
Accounts receivable—net	106,237	109,117
Sundry notes and accounts receivable	12,843	10,311
Inventories	122,089	107,188
Other current assets	6,902	5,681

Total current assets	289,249	236,125
Investments in and advances to unconsolidated affiliates	2,203	4,557
Property, plant and equipment, net	58,281	21,554
Intangibles and deferred charges, net	1,455	1,772
Goodwill	2,740	2,740
Deferred income taxes	17,883	23,564
Other assets	1,184	1,260

	$372,995	$291,572

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$5,884	$3,465
Short-term borrowings	5,042	1,975
Accounts payable	45,616	35,542
Sundry accounts payable and accrued liabilities	31,339	32,593
Deferred income taxes	—	301

Total current liabilities	87,881	73,876
Long-term liabilities
Bank debt and other long-term obligations	78,048	62,698
Unsecured subordinated notes	36,286	—
Other liabilities	30,355	26,541

Total long-term liabilities	144,689	89,239

Total liabilities	232,570	163,115
Minority interest in subsidiaries	16,972	583
Shareholders’ equity
Common stock	168	168
Preferred stock	—	—
Contributed capital	61,523	60,958
Retained earnings	63,536	66,748
Accumulated other comprehensive loss	(1,774)	—

Total shareholders’ equity	123,453	127,874

	$372,995	$291,572

(1)	Derived from the audited consolidated balance sheet as of October 2, 2005.

See notes to unaudited consolidated financial statements.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(amounts in thousands)

	Thirty-nine Weeks Ended July 2, 2006	Thirty-nine Weeks Ended July 3, 2005
Net sales	$435,329	$556,966
Cost of goods sold	390,343	490,173

Gross profit	44,986	66,793
Selling and administrative expenses	45,717	53,174
Stock-based compensation expense	577	—
Start-up costs on international initiatives	1,844	683
Gain on disposal of assets	(2,517)	(1,583)
Settlement/curtailment gain on retired medical plans	—	(8,153)
Provision for restructuring and impairment	869	1,348

Income (loss) from operations	(1,504)	21,324

Other income (expense):
Interest income	1,042	304
Interest expense	(4,114)	(4,466)
Other income (loss)	9,210	901

	6,138	(3,261)

Income before income taxes	4,634	18,063
Income tax expense:
Current	735	2,347
Deferred	5,883	4,596

Total income tax expense	6,618	6,943

Income (loss) before equity in earnings
(losses) of unconsolidated affiliates and minority interest net income	(1,984)	11,120
Equity in earnings (losses) of unconsolidated affiliates	(1,499)	2,157
Minority interest net income	271	—

Income (loss) before extraordinary items	(3,212)	13,277
Extraordinary loss, net of income taxes of $1,663 in 2005	—	(2,837)

Net income (loss)	$(3,212)	$10,440

See notes to unaudited consolidated financial statements.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(amounts in thousands)

	Thirty-nine Weeks Ended July 2, 2006	Thirty-nine Weeks Ended July 3, 2005
OPERATIONS
Net income (loss)	$(3,212)	$10,440
Adjustments to reconcile net income to cash provided by operations
Extraordinary loss	—	4,000
Settlement/curtailment gain on retired medical plans	—	(8,153)
Provision for restructuring and impairment	869	1,348
Depreciation and amortization of fixed assets	1,994	636
Amortization of intangibles and deferred financing costs	418	373
Amortization of noncash compensation—restricted stock	565	—
Deferred income taxes	5,883	4,596
Equity in (earnings) losses of joint ventures	1,499	(2,157)
Minority interest net income	(271)	—
Gain on disposal of assets	(11,727)	(1,583)
Noncash interest expense	76	415
Change in operating assets and liabilities
Accounts receivable	15,488	21,714
Inventories	(1,008)	4,874
Other current assets	(1,048)	(1,033)
Accounts payable and accrued liabilities	(2,092)	(15,180)
Other liabilities	(391)	(5,701)

Cash provided by operations	7,043	14,589

INVESTING
Acquisition of business, net of cash acquired	(21,797)	—
Proceeds from sale of property, plant and equipment	1,383	1,672
Proceeds from sale of investment in joint venture	10,000	—
Capital expenditures	(19,360)	(10,356)

Cash used in investing	(29,774)	(8,684)

FINANCING
Increase (decrease) in checks issued in excess of deposits	2,095	(1,529)
Net borrowings (repayments) under revolver loans	14,033	(859)
Proceeds from issuance of term loans	1,000	4,400
Repayment of term loans	(7,489)	(2,828)
Repayments under short-term bank notes	(1,976)	—
Advance under capital lease obligation	—	1,016
Repayment of advance under capital lease obligation	—	(1,016)
Repayment of capital lease obligations	(352)	(262)
Payment of financing fees	(100)	(325)
Proceeds from issuance of common stock	—	8,906
Capital contributions from minority shareholders	16,660	—
Proceeds from issuance of unsecured subordinated notes	36,210	—
Repayment of unsecured subordinated notes	—	(13,306)

Cash provided (used) by financing	60,081	(5,803)

Net change in cash and cash equivalents	37,350	102
Cash and cash equivalents at beginning of period	3,828	4,110

Cash and cash equivalents at end of period	$41,178	$4,212

Supplemental cash flow information:
Noncash investing and financing activities:
Acquisition of equipment using trade credits	$2,451	$—

See notes to unaudited consolidated financial statements.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 Basis of Presentation

The unaudited consolidated financial statements included herein have been prepared by International Textile Group, Inc. and its subsidiary companies (“ITG” or the “Company”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted from this report. Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no impact on previously reported net income or financial position. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s audited consolidated financial statements for the fiscal year ended October 2, 2005. The Company has experienced, and expects to continue to experience, variability in net sales and net income from quarter to quarter. Therefore, the results of the interim periods presented herein are not necessarily indicative of the results to be expected for any other interim period or the full year. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. In the opinion of management, the information furnished reflects all adjustments necessary for a fair statement of the results for the reported interim periods, including those of a normal recurring nature.

The consolidated financial statements include the accounts of the Company and all majority owned subsidiaries. Investments in affiliates in which the Company owns 20% to 50% of the voting stock or has significant influence are accounted for using the equity method and all others are accounted for at cost. All significant intercompany accounts and transactions have been eliminated.

Note 2 Acquisition

On June 30, 2006, ITG completed the acquisition of the remaining 50% equity interest of the Parras Cone joint venture not already owned by ITG from Compania Industrial de Parras S.A. de C.V. for a purchase price of approximately $27.0 million and the pro rata assumption of debt. This acquisition increased current assets in the amount of $34.8 million, property, plant and equipment in the amount of $17.0 million, current liabilities in the amount of $15.8 million and long-term liabilities in the amount of $8.8 million.

The following unaudited pro forma condensed combined financial information is designed to show how the acquisition of Parras Cone might have affected ITG’s historical financial results if the acquisition had occurred at an earlier time. The unaudited pro forma condensed combined statements of operations give effect to the acquisition as if they occurred on the first day of each period presented. The unaudited pro forma condensed combined financial information has been prepared by the management of ITG for illustrative purposes only and is not necessarily indicative of the condensed combined financial position or results of operations in future periods or the results that actually would have been realized had Parras Cone been acquired at the beginning of the specified periods. The acquisition reflects purchase accounting adjustments under Statement of Financial Accounting Standards No. 141, Business Combinations.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	ITG Thirty-nine Weeks Ended July 2, 2006	Parras Cone Thirty-nine Weeks Ended July 2, 2006	Pro Forma Adjustments Relating to Parras Cone Acquisition	Pro Forma
Net sales	$435,329	$36,217	$—	$471,546
Income (loss) before extraordinary item	(3,212)	(8,108)	5,630	(5,690)
Net income (loss)	(3,212)	(8,108)	5,630	(5,690)

	ITG Thirty-nine Weeks Ended July 3, 2005	Parras Cone Thirty-nine Weeks Ended July 3, 2005	Pro Forma Adjustments Relating to Parras Cone Acquisition	Pro Forma
Net sales	$556,966	$48,948	$—	$605,914
Income before extraordinary item	13,277	4,623	5,945	23,845
Net income	10,440	4,623	5,945	21,008

Note 3 Inventories

The cost of most domestically produced goods is determined using the dollar value Last-in, First-out (LIFO) method. All other inventories are valued principally using the First-in, First-out (FIFO) or average cost method. Because amounts for inventories under the LIFO method are based on an annual determination of quantities as of the year-end, the inventories presented below as of July 2, 2006 are based on certain estimates relating to quantities and cost as of the end of the most recent fiscal year.

Inventories at July 2, 2006 and October 2, 2005 are summarized as follows (in thousands):

	July 2, 2006	October 2, 2005
Inventories at FIFO:
Raw materials	$13,417	$9,372
Stock in process	30,263	31,159
Produced goods	72,381	61,317
Dyes, chemicals, and supplies	13,349	11,611

	129,410	113,459
Excess of FIFO over LIFO	(7,321)	(6,271)

Total	$122,089	$107,188

Note 4 Credit Facilities

On August 2, 2004, ITG entered into a bank credit agreement secured by substantially all of ITG’s assets (the “Bank Credit Agreement”). The Bank Credit Agreement has a maturity date of August 1, 2008 and consists of a total credit facility commitment amount of $150.0 million, including Revolving Loans, Letters of Credit, Term Loans and CapEx Loans (each as defined in the Bank Credit Agreement). Loans under the Bank Credit Agreement bear interest, payable monthly, at floating Base (prime) or LIBOR rates plus an applicable margin based on ITG’s Fixed Charge Ratio (as defined in the Bank Credit Agreement). Outstanding borrowings under the Bank Credit Agreement were $71.3 million with weighted average interest rate of 8.2%, at July 2, 2006. In addition, ITG pays a monthly unused line-fee on the unused portion of the facility of 0.375%, or 0.50%, depending on whether the facility utilization rate is greater or less than 50%, respectively. The Term Loans are

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

due and payable in four quarterly installments of $500,000 beginning November 1, 2004 and eleven quarterly installments of $750,000 beginning November 1, 2005, with the remaining principal balance due on August 1, 2008. The aggregate principal amount of CapEx Loans made during each calendar year are due and payable in equal installments at the end of each calendar quarter of each succeeding calendar year based on a level five year amortization, with the remaining principal balance due on August 1, 2008. ITG has incurred financing fees of $2.1 million related to the establishment of the Bank Credit Agreement that are deferred and amortized over the life of the agreement. At July 2, 2006 and October 2, 2005, the accumulated amortization was $1.0 million and $0.6 million, respectively, and amortization expense is estimated to be $0.5 million in each of the 2006 and 2007 fiscal years, and $0.4 million in the 2008 fiscal year.

The Bank Credit Agreement contains certain restrictive covenants of a type typical for credit agreements, including, but not limited to, limitations on investments, distributions, capital changes, mergers and consolidations, borrowings of debt and guaranties. In addition, proceeds from the sale of certain assets must be used to repay obligations under the Bank Credit Agreement.

In July 2006, Parras Cone obtained an incremental $9.3 million bank term loan and modified the terms of its then-existing bank term loan to create a single term loan facility of $19.9 million. This term loan matures on December 31, 2006. As of July 2, 2006, there was $10.6 million outstanding under the term loan with an annual interest rate of 11.05%. A portion of the proceeds of the incremental bank term loan were remitted to ITG to repay a portion of its Revolving Loan under its Bank Credit Facility which was used to fund a portion of the Parras Cone acquisition. ITG has provided a guarantee of amounts borrowed by Parras Cone under its term loan facility.

The Cone Denim (Jiaxing) Limited joint venture has obtained separate financing from the Bank of China to fund its capital expenditures in excess of partner equity contributions in accordance with applicable Chinese laws and regulations. The agreement provides for a $35.0 million term loan available in U.S. dollars to be used for the import of equipment for the project. Outstanding borrowings under this facility were $1.0 million with a weighted average interest rate of 6.8% at July 2, 2006. The term loan is to be repaid in equal monthly installments over a 60 month period, after a two-year grace period on the repayment of principal, which commenced on the first drawdown date. Interest is three-month LIBOR plus a contractual spread of 1.3% or above, as negotiated by the parties per the agreement. The loan is secured by the land, building, machinery and equipment of the joint venture and contains limitations on asset disposals.

During the thirty-nine weeks ended July 2, 2006, ITG borrowed a total of $36.2 million from WLR Recovery Fund II L.P., an affiliate of WLR, pursuant to three unsecured subordinated notes dated May 31, 2006, June 1, 2006 and June 30, 2006. The proceeds of the unsecured subordinated notes were used primarily to fund ITG’s international expansion projects, including the acquisition of the remaining 50% equity interest in the Parras Cone joint venture. The unsecured subordinated notes bear interest at 4.78%, which is compounded semiannually. Accrued but unpaid interest is converted to additional principal amounts on the last day of each month. Each unsecured subordinated note is due five years from its issuance date.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 5 Comprehensive Income

The components of comprehensive income (loss) are as follows (unaudited) (in thousands):

	Thirty-nine Weeks Ended July 2, 2006	Thirty-nine Weeks Ended July 3, 2005
Net income (loss)	$(3,212)	$10,440
Minimum pension liability adjustment	(1,774)	—

Comprehensive income (loss)	$(4,986)	$10,440

Note 6 Contingencies

The Company and its subsidiaries have sundry claims and other lawsuits pending against them arising in the ordinary course of business. The Company may also be liable for environmental contingencies with respect to environmental cleanups. The Company makes provisions in its financial statements for litigation and claims based on the Company’s assessment of the possible outcome of such litigation and claims, including the possibility of settlement. It is not possible to determine with certainty the ultimate liability of the Company in the matters described above, if any, but in the opinion of management, their outcome should have no material adverse effect upon the financial condition or results of operations of the Company.

Note 7 Derivatives

ITG may from time to time utilize derivative financial instruments to manage changes in prices of cotton, and to a lesser extent other commodities prices, and interest rate and foreign currency exposures. The principal objective of such contracts is to minimize the risks and/or costs associated with financial and global operating activities. ITG does not utilize financial instruments for trading or other speculative purposes. The counterparties to these contractual arrangements are a diverse group of major financial institutions with which ITG also has other financial relationships. These counterparties expose ITG to the risk of credit loss in the event of nonperformance. However, ITG does not anticipate nonperformance by the other parties.

Cotton is the primary raw material for ITG’s denim fabric manufacturing operations. ITG has an established cotton purchasing program to ensure an uninterrupted supply of appropriate quality and quantities of cotton, to cover committed and anticipated fabric sales and to manage margin risks associated with price fluctuations on anticipated cotton purchases. ITG qualifies for the “normal purchases exception” under Financial Accounting Standards Board (“FASB”) Statements No. 133 and 138 related to its cotton purchase contracts. Derivative instruments used by ITG for cotton purchases are primarily forward purchase contracts and, to a lesser extent, futures and option contracts. These derivative instruments are excluded from hedge effectiveness evaluation.

ITG hedges forecasted weekly cash outflows of pesos to be sent to certain Mexican operations to fund their operations for periods up to twelve months. ITG hedges the forecasted transactions by using regular forward currency contracts for 25% of the forecasted transactions, participating forward currency contracts with embedded options for 25% of the forecasted transactions and leaving the remaining 50% open to send pesos at the prevailing market spot rates. The hedges require weekly cash settlements of gains or losses related to specific scheduled cash flows. ITG’s management has elected to exclude these derivative instruments from hedge effectiveness evaluation because of the uncertainty of the correlation between actual and forecasted transactions.

The ineffective portion of derivative gains and losses, if any, as well as portions excluded from hedge effectiveness evaluation, are recognized immediately. Gains and losses on derivatives are reported in cost of

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

goods sold ($1.0 million loss in the thirty-nine weeks ended July 2, 2006 and $0.1 gain in the thirty-nine weeks ended July 3, 2005).

Note 8 Income Taxes

Income tax expense for the thirty-nine weeks ended July 2, 2006 is different from the amount obtained by applying U.S. federal and state statutory rates to income before income taxes primarily as a result of valuation allowances on U.S. deferred tax assets, foreign withholding taxes for which no U.S. foreign tax credit is available, other foreign income taxed at different rates, and business expenses that are not deductible in the United States. Valuation allowances are recorded to reduce U.S. deferred tax assets on the portion of the tax benefit that management considers is more likely than not to be realized. Income tax expense for the thirty-nine weeks ended July 3, 2005 is different from the amount obtained by applying U.S. federal and state statutory rates to income before income taxes primarily as a result of foreign income taxed at different rates and business expenses that are not deductible in the U.S.

Note 9 Guarantees

FASB Interpretation No. 45 provides guidance on the disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued and specific disclosures related to product warranties. As of July 2, 2006, the Company and various consolidated subsidiaries of the Company are borrowers under various bank credit agreements (as described above). The bank credit agreements are guaranteed by either the Company and/or various consolidated subsidiaries of the Company in the event that the borrower(s) default under the provisions of the bank credit agreements. The guarantees are in effect for the duration of the related bank credit agreements. The Company does not provide product warranties within the disclosure provisions of Interpretation No. 45.

Note 10 Restructuring Activities

2005 Restructuring Plan

During the 2005 fiscal year, ITG began a number of restructuring activities to address increased Asian imports as well as difficult market dynamics, all with the goal of improving long-term return on investment. As a result of these restructuring activities, ITG recorded restructuring and impairment charges of $6.9 million during the 2005 fiscal year. The major elements of these activities included:

•	capacity and workforce reductions in North Carolina and Virginia, including the closing of the Cliffside denim plant; and
•	consolidation of upholstery and contract jacquards fabrics operations in North Carolina.

The closings, consolidations and workforce reductions outlined above resulted in the elimination of approximately 1,100 jobs in the United States with severance benefits paid over periods of up to six months from the date of termination, depending on the affected employee’s length of service. These activities resulted in a pre-tax charge for restructuring of $6.7 million during the 2005 fiscal year and a similar charge of $0.3 million in the thirty-nine weeks ended July 2, 2006. The components of these charges included the establishment of a $4.2 million reserve for severance and COBRA benefits in the 2005 fiscal year, a non-cash pension curtailment charge of $2.1 million in the 2005 fiscal year reduced by $0.1 million in the thirty-nine weeks ended July 2, 2006, and $0.4 million in fiscal year 2005 and $0.4 million in the thirty-nine weeks ended July 2, 2006 for costs paid to relocate and convert equipment to new facilities that was charged to operations as incurred. ITG also recorded an impairment charge of $0.2 million and $0.1 million during fiscal year 2005 and the thirty-nine weeks ended July 2, 2006, respectively, related to equipment located at its Cliffside, North Carolina operation.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Following is a summary of activity related to the 2005 restructuring reserves (in millions):

Severance and COBRA Benefits
2005 restructuring charge	$4.2
Payments	(0.4)

Balance at October 2, 2005	3.8
Payments	(2.3)

Balance at April 2, 2006	1.5
Payments	(0.4)

Balance at July 2, 2006	$1.1

2006 Restructuring Plan

In May 2006, ITG entered into an agreement pursuant to which it would close its Reidsville, North Carolina weaving plant and transition all future production of U.S. produced mattress fabrics to a leased facility as part of a business agreement with Tietex International. ITG has estimated the amount of proceeds it could receive from a potential sale of plant assets to be $3.5 million. This restructuring resulted in the elimination of approximately 50 jobs in the United States with severance benefits to be paid over periods of up to six months from the date of termination, depending on the affected employee’s length of service to ITG. As a result, ITG recognized a pre-tax charge for restructuring of $0.5 million during the thirty-nine weeks ended July 2, 2006. The components of this charge included the establishment of a $0.2 million reserve for severance and COBRA benefits (no payments made as of July 2, 2006), a non-cash pension curtailment charge of $0.2 million and $0.1 million for contract cancellations and for costs paid to relocate and convert equipment to new facilities that are charged to operations as incurred.

In August 2006, ITG announced that it would be transitioning production from its Hurt dyeing and finishing plant to other domestic facilities. Synthetic fabric production will be transitioned to ITG’s Burlington House finishing plant. As with Jiaxing Burlington Textile Company, the Burlington House finishing plant will service both apparel fabrics and interior furnishings. ITG will invest in the transfer of its worsted finishing to its Raeford facility which presently produces yarn for the worsted fabric. The transition of products and the closing of the Hurt facility is expected to be completed by the third fiscal quarter of 2007. ITG has not yet quantified the costs of these restructuring activities.

Note 11 Other Income

In March 2006, ITG exited its Indian joint venture, Mafatlal Burlington Industries Limited, because it did not align with ITG’s preferred partnership structure, which includes entering into joint venture arrangements where ITG maintains a controlling interest, and the right to market 100% of the denim produced at any such facility. Other income of $9.2 million in the nine months ended July 2, 2006 was a result of the sale of ITG’s 50% interest in this Indian joint venture during March 2006.

Note 12 Extraordinary Item

During 2004, the Pension Benefit Guaranty Corporation (PBGC) filed various lawsuits against WL Ross & Co. LLC (WLR), ITG and certain other ITG subsidiaries seeking damages alleging that the defendants remain

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

liable to the PBGC for the underfunding of the pension plan of Cone Mills Corporation, a predecessor company certain assets of which were purchased by WLR out of Chapter 11 bankruptcy proceedings and that are now owned by a subsidiary of ITG. Until February 2005, it was the opinion of management of the Company that this claim had no merit due to the protections of the Bankruptcy Court’s approved sale order that the purchase of Cone Mills Corporation assets by WLR was made free and clear of all liens, claims and encumbrances. In February 2005, the Bankruptcy Court overseeing the liquidation of Cone Mills Corporation refused to stay an amended complaint filed in November 2004 by the PBGC, which resulted in the Company’s decision to pursue a settlement of this lawsuit. In March 2005, the Company agreed to settle this case by issuing common stock of the Company valued at $4.0 million plus $500,000 of cash. The cost of this settlement was treated as a purchase price adjustment and was recorded as an extraordinary loss, net of tax, in the fiscal year 2005 consolidated statement of income in accordance with United States generally accepted accounting principles.

Note 13 Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151. This statement amends the guidance in Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “… under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. …” SFAS No. 151 requires that those items be recognized as current period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of the statement are effective for ITG for inventory costs incurred during fiscal year 2006. The adoption of SFAS No. 151 has not had a material impact on ITG’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153. The guidance in APB No. 29 included certain exceptions to the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 has not had a material impact on ITG’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123(R). SFAS No. 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS No. 123(R) is effective for most public companies’ interim or annual periods beginning after June 15, 2005 and is effective for nonpublic companies for annual periods beginning after December 15, 2005. The Company is in the process of evaluating the impact of the adoption of this standard on its financial position and results of operations.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, effective for the first fiscal period in the fiscal year beginning after December 15, 2005. This statement replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. This statement applies to all voluntary changes in accounting principles and requires retrospective application to

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

prior periods’ financial statements of changes in accounting principles, unless it is impracticable. This statement would only impact ITG if it made a voluntary change in accounting principle after the effective date.

In February 2006, the FASB issued SFAS No. 155. SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. ITG does not expect the adoption of SFAS No. 155 to have a material impact on its consolidated financial position or results of operations.

In July 2006, the FASB issued FIN 48. FIN 48 clarifies the accounting for income taxes by proscribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 applies to all tax positions related to income taxes subject to SFAS No. 109 and utilizes a two-step approach for evaluating those tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more likely than not to be sustained upon examination. Measurement (step two) is only addressed if step one has been satisfied. Those tax positions failing to qualify for initial recognition are recognized in the first subsequent interim period in which they meet the more-likely-than-not threshold or are otherwise resolved to qualify for recognition. De-recognition of previously recognized tax positions occurs when a company subsequently determines that a tax position no longer meets the recognition threshold. FIN 48 specifically prohibits the use of a valuation allowance as a substitute for de-recognition of tax positions. The provisions of FIN 48 are effective beginning with ITG’s 2008 fiscal year. ITG is in the process of evaluating the impact of FIN 48 on ITG’s results of operations, financial position and related disclosures.

Independent Auditors’ Report

The Board of Directors

International Textile Group, Inc.

and Subsidiary Companies:

We have audited the accompanying consolidated balance sheets of International Textile Group, Inc. and Subsidiary Companies as of October 2, 2005 and October 3, 2004, and the related consolidated statements of income, shareholders’ equity, and cash flows for the fifty-two week period ended October 2, 2005 and the forty-seven week period ended October 3, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Textile Group, Inc. and Subsidiary Companies as of October 2, 2005 and October 3, 2004, and the results of their operations and their cash flows for the fifty-two week period ended October 2, 2005 and the forty-seven week period ended October 3, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

November 23, 2005

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

As of October 2, 2005 and October 3, 2004

(Amounts in thousands, except share data)

	2005	2004
Assets
Current assets:
Cash and cash equivalents	$3,828	$4,110
Accounts receivable, less allowances of $6,509 in 2005 and $7,600 in 2004	109,117	142,660
Sundry notes and accounts receivable	10,311	11,532
Inventories	107,188	128,800
Other current assets	5,681	3,596

Total current assets	236,125	290,698

Investments in and advances to unconsolidated affiliates	4,557	587
Property, plant and equipment, net	21,554	7,382
Intangibles and deferred charges, net	1,772	1,631
Goodwill	2,740	—
Deferred income taxes	23,564	30,639
Other assets	1,260	785

	$291,572	$331,722

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt	$3,465	$2,000
Short-term borrowings from bank	1,975	—
Accounts payable	35,542	52,157
Sundry accounts payable and accrued liabilities	32,593	37,362
Deferred income taxes	301	5,945

Total current liabilities	73,876	97,464

Long-term liabilities:
Bank debt and other long-term obligations	62,698	74,031
Convertible subordinated notes	—	19,548
Other liabilities	26,541	39,331

Total liabilities	163,115	230,374

Minority interest in subsidiaries	583	185

Shareholders’ equity:
Common stock (par value $0.01 per share; 25,000,000 and 400,000 shares authorized in 2005 and 2004, respectively; 16,761,956 and 10,000 shares issued and outstanding in 2005 and 2004, respectively)	168	—
Preferred stock (par value $0.01 per share; 100,000 shares authorized; 0 shares issued and outstanding)	—	—
Capital in excess of par value	60,958	38,325
Retained earnings	66,748	62,838

Total shareholders’ equity	127,874	101,163

	$291,572	$331,722

See accompanying notes to consolidated financial statements.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

For the fifty-two weeks ended October 2, 2005 and

the forty-seven weeks ended October 3, 2004

(Amounts in thousands)

	2005	2004
Net sales	$724,060	$637,550
Cost of goods sold	641,800	565,868

Gross profit	82,260	71,682

Selling and administrative expenses	69,518	55,744
Stock-based compensation and related cash bonus expense	5,236	—
Start-up costs on international initiatives	1,268	—
Gain on disposal of property, plant and equipment	(2,432)	(1,302)
Settlement/curtailment gain on retired medical plans	(8,153)	—
Provision for restructuring and impairment	6,949	—

Income from operations	9,874	17,240

Other income (expense):
Interest income	534	113
Interest expense	(6,063)	(5,138)
Other income	901	303
Write-off of deferred financing fees	—	(1,531)

Income before income taxes	5,246	10,987

Income tax expense (benefit):
Current	(260)	7,218
Deferred	1,431	(2,890)

Total income tax expense	1,171	4,328

Income before equity in earnings of unconsolidated affiliates and minority interest net income	4,075	6,659
Equity in earnings of unconsolidated affiliates	2,714	166
Minority interest net income (loss)	92	(110)

Income before extraordinary item	6,881	6,715

Extraordinary gain (loss), net of income taxes of $1,663 in 2005	(2,837)	56,123

Net income	$4,044	$62,838

See accompanying notes to consolidated financial statements.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the fifty-two weeks ended October 2, 2005 and

the forty-seven weeks ended October 3, 2004

(Amounts in thousands, except share data)

	Members’ interests	Common stock		Preferred stock	Capital in excess of par value	Retained earnings	Total
		Shares	Amount
Formation of WLR Burlington Acquisition, LLC on November 10, 2003	$6,916	—	$—	$—	$—	$—	$6,916
Transfer of ownership interest in Nano-Tex LLC and Insuratex, Ltd.	(5,014)	—	—	—	—	—	(5,014)
Formation of WLR Cone Mills Acquisition, LLC on March 12, 2004	5,278	—	—	—	—	—	5,278
Conversion of unsecured subordinated notes to common stock	—	—	—	—	31,145	—	31,145
Conversion of members’ interests upon formation of International Textile Group, Inc. and merger of WLR Cone Mills Acquisition, LLC	(7,180)	10,000	—	—	7,180	—	—
Net income for the period	—	—	—	—	—	62,838	62,838

Balance at October 3, 2004	—	10,000	—	—	38,325	62,838	101,163
Stock dividend	—	13,416,405	134	—	—	(134)	—
Issuances of common stock	—	1,536,459	15	—	12,891	—	12,906
Awards issued in Equity Incentive Plan	—	915,000	9	—	(9)	—	—
Amortization of unearned compensation	—	—	—	—	3,102	—	3,102
Conversion of unsecured subordinated notes to common stock	—	884,092	10	—	6,649	—	6,659
Net income for the period	—	—	—	—	—	4,044	4,044

Balance at October 2, 2005	$—	16,761,956	$168	$—	$60,958	$66,748	$127,874

See accompanying notes to consolidated financial statements.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the fifty-two weeks ended October 2, 2005 and

the forty-seven weeks ended October 3, 2004

(Amounts in thousands)

	2005	2004
Operations:
Net income	$4,044	$62,838
Adjustments to reconcile net income to cash provided (used) by operations:
Noncash portion of extraordinary (gain) loss	4,000	(56,123)
Settlement/curtailment gain on retired medical plans	(8,153)	—
Provision for restructuring and impairment	6,949	—
Depreciation and amortization of fixed assets	994	264
Amortization of intangibles and deferred financing costs	510	459
Amortization of noncash compensation—restricted stock	3,102	—
Deferred income taxes	1,431	(2,890)
Equity in earnings of joint ventures	(2,714)	(166)
Minority interest net (income) loss	(92)	110
Gain on sale and write-off of property, plant and equipment	(2,432)	(1,302)
Write-off of deferred financing fees	—	1,531
Noncash interest expense	415	1,873
Change in operating assets and liabilities:
Accounts receivable	34,764	(30,813)
Inventories	25,440	8,268
Other current assets	(2,085)	166
Accounts payable and accrued liabilities	(24,226)	2,316
Other liabilities	(8,071)	(4,035)

Cash provided (used) by operations	33,876	(17,504)

Investing:
Acquisition of businesses, net of cash acquired	(6,868)	(89,645)
Proceeds from sale of property, plant and equipment	2,992	2,352
Capital expenditures	(14,118)	(8,696)

Cash used in investing	(17,994)	(95,989)

Financing:
Increase (decrease) in checks issued in excess of deposits	(1,733)	6,642
Net borrowings (repayments) under revolver loans	(10,957)	56,426
Proceeds from issuance of term loans	4,400	19,600
Repayment of term loans	(4,742)	—
Short-term borrowings, net	1,975	—
Advance under capital lease obligation	1,016	—
Repayment of advance under capital lease obligation	(1,016)	—
Repayment of capital lease obligations	(356)	—
Payment of financing fees	(351)	(3,554)
Proceeds from issuance of common stock	8,906	—
Proceeds from issuance of members’ interests	—	12,194
Cash portion of transfer of ownership interests in Nano-Tex LLC and Insuratex, Ltd.	—	(8,775)
Repayment of assumed bank debt	—	(13,925)
Proceeds from issuance of unsecured subordinated notes	—	54,595
Repayment of unsecured subordinated notes	(13,306)	(5,600)

Cash provided (used) by financing	(16,164)	117,603

Net change in cash and cash equivalents	(282)	4,110

Cash and cash equivalents at beginning of period	4,110	—

Cash and cash equivalents at end of period	$3,828	$4,110

Supplemental cash flow information:
Cash payments for income taxes, net of refunds	$2,588	$6,217
Cash payments for interest	5,150	2,775
Noncash investing and financing activities:
Conversion of unsecured subordinated notes to common stock	6,659	31,145
Capital lease obligations incurred to acquire assets	1,789	—

See accompanying notes to consolidated financial statements.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

(1) Summary of Significant Accounting Policies

(a) Nature of Business

International Textile Group, Inc. (the Company) is a majority owned subsidiary of International Textile Holdings, Inc., which is wholly owned by three investment funds managed by WL Ross & Co. LLC. International Textile Group, Inc. is one of the world’s most diversified marketers and manufacturers of softgoods for apparel and interior furnishings. It is a leading developer, marketer and manufacturer of fabrics and other textile products utilized in a wide variety of apparel and interior furnishings end uses. The Company believes it is the world’s largest producer of denim fabrics and one of the largest worsted wool manufacturers and commission printers and finishers of interior furnishings in North America.

(b) Consolidation

The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries (see note 2). Investments in affiliates in which the Company owns 20 to 50% of the voting stock or has significant influence are accounted for using the equity method and all others are accounted for at cost. All significant intercompany accounts and transactions have been eliminated.

(c) Cash Equivalents

Cash and cash equivalents include time deposits and other short-term investments with an original maturity of three months or less. At times such amounts may exceed the F.D.I.C limits.

(d) Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and bear interest in certain cases that is recognized as received. The Company continuously performs credit evaluations of its customers, considering numerous inputs including, but not limited to, customers’ financial position, past payment history, cash flows and management capability; historical loss experience; and economic conditions and prospects. The Company estimates its allowance for doubtful accounts based on a combination of historical and current information regarding the balance of accounts receivable, as well as the current composition of the pool of accounts receivable. The Company determines past due status on accounts receivable based on the contractual terms of the original sale. Accounts receivable that management believes to be ultimately uncollectable are written off upon such determination. The Company records sales returns as a reduction to sales, cost of sales, and accounts receivable and an increase to inventory based on return authorizations for off-quality goods. Returned products that are recorded as inventories are valued based upon expected realizability.

(e) Inventories

Inventories are valued at the lower of cost or market. Cost of substantially all components of textile inventories in the United States is determined using the dollar value Last-in, First-out (LIFO) method. All other inventories are valued principally using the first-in, first-out (FIFO) or average cost methods.

(f) Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of minimum lease payments and amortization charges are included in depreciation expense.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

Depreciation and amortization of property, plant, and equipment is calculated over the estimated useful lives of the related assets principally using the straight-line method: 15 years for land improvements, 10 to 15 years for buildings and 3 to 12 years for machinery, fixtures, and equipment.

(g) Investments in Unconsolidated Affiliates

Investments in unconsolidated affiliated companies are accounted for by both the equity and cost methods, depending upon ownership levels. The equity method of accounting is used when the Company’s investment in voting stock gives it the ability to exercise significant influence over operating and financial policies of the investee. This method of accounting is used for unconsolidated affiliated companies in which the Company holds 20% or more of the voting stock of the investee, but no more than 50%. Investments in less than 20% of the voting stock of an unconsolidated affiliated company are accounted for by the cost method. The Company’s equity in earnings and currency translation adjustments may be recorded on up to a one-quarter delay basis. These investments in unconsolidated affiliates are assessed periodically for impairment and are written down when the carrying amount is not considered fully recoverable.

(h) Impairment of Long-lived Assets

When circumstances indicate, the Company evaluates the recoverability of its long-lived assets by comparing the estimated future undiscounted cash flows with the asset’s carrying amount to determine if a write-down to market value or discounted cash flow is required. Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill is not subject to systematic amortization, but rather is tested for impairment annually and whenever events and circumstances indicate that an impairment may have occurred. Impairment testing compares the carrying amount of the goodwill with its fair value. Fair value is estimated based on discounted cash flows. When the carrying amount of goodwill exceeds its fair value, an impairment charge would be recorded. The Company has chosen the last day of the third quarter of its fiscal year as the date to perform its annual goodwill impairment test. The Company found no indication of impairment at that date. The Company reviews the estimated useful lives of intangible assets at the end of each reporting period. If events and circumstances warrant a change in the estimated useful life, the remaining carrying amount will be amortized over the revised estimated useful life.

(i) Deferred Financing Costs

Deferred financing costs are amortized over the life of the related debt as an adjustment to interest expense.

(j) Pensions and Postretirement Benefits

The valuation of pension and other postretirement benefit plans requires the use of assumptions and estimates that are used to develop actuarial valuations of expenses, assets, and liabilities. These assumptions include discount rates, investment returns, projected benefits and mortality rates. The actuarial assumptions used are reviewed annually and compared with external benchmarks to assure that they fairly account for future obligations.

(k) Insurance

Insurance liabilities are recorded based upon the claim reserves established by independent insurance consultants, as well as historical claims experience, demographic factors, severity factors, expected trend rates

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

and other actuarial assumptions. To mitigate a portion of its insurance risks, the Company maintains insurance for individual claims exceeding certain dollar limits. Provisions for estimated losses in excess of insurance limits are provided at the time such determinations are made. The reserves associated with the exposure to these liabilities, as well as the methods used in such evaluations, are reviewed by management for adequacy at the end of each reporting period and any adjustments are currently reflected in earnings.

(l) Revenue Recognition

Sales are recorded upon shipment or designation of specific goods for later shipment at customers’ request with related risk of ownership passing to such customers. The Company classifies amounts billed to customers for shipping and handling in net sales, and costs incurred for shipping and handling in cost of sales in the consolidated statement of income.

(m) Stock-Based Compensation

The Company’s Equity Incentive Plan is described more fully in note 14 to the “Notes to Consolidated Financial Statements.” The Company accounts for the stock option component under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees and related Interpretations. No stock option employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant. Net income, as reported, includes compensation expense related to restricted stock awards, which is based on the appraised market price of the Company’s common stock at the date of grant amortized over the vesting period. The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standard (SFAS) No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation using a Black-Scholes option pricing model and electing the “minimum value” method for nonpublic companies with the following weighted-average assumptions: a risk-free interest rate of 4.15%, dividend yields of 0%; and a weighted-average expected life of the options of 7 years.

2005
Net income, as reported	$4,044
Add: Total stock-based employee compensation expense included in net income, net of tax	2,047
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of tax	(2,465)

Pro forma net income	$3,626

(n) Start-up Costs on International Initiatives

As the Company continues to explore global expansion opportunities, certain costs related to these activities are expensed as incurred and reported separately in operations as Start-up Costs on International Initiatives in the consolidated statements of income. Such costs primarily include travel costs, legal and consulting fees, and expenses incurred during the start-up phase of new operations that cannot be capitalized under United States generally accepted accounting principles.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

During 2005, the Company’s Board of Directors approved plans to build a state-of-the-art denim plant and a world-class dyeing and finishing plant for mattress, upholstery and synthetic fabrics in the city of Jiaxing, Zhejiang Province, China. The denim operation will be a joint venture partnership called Cone Denim (Jiaxing) Limited, 51% owned by a subsidiary of the Company and 49% owned by a subsidiary of Novel Holdings Limited. The dyeing and finishing operation, Jiaxing Burlington Textile Company Limited, will be wholly owned by the Company. The Company expects to contribute approximately $27.0 million and is pursuing bank financing in China to construct these facilities estimated to cost approximately $87.0 million. The dyeing and finishing plant is expected to be completed by December 2006, and the denim plant is expected to be completed by the second half of 2007.

(o) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(p) Derivative Instruments

The Company accounts for derivative instruments in accordance FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities and FASB Statement No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. Under these statements, all derivatives are required to be recognized on the balance sheet at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. The Company formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives used are highly effective in offsetting changes in the fair values or cash flows of the hedged items. For those derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, based upon the exposure being hedged, as either a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. For fair value hedges, the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings during the period of the change in fair values. For cash flow hedges, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings, with the ineffective portion, if any, being recognized in current earnings during the period of change. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in current earnings during the period of change.

(q) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

(r) Fiscal Year

The Company uses a 52 – 53 week fiscal year that ends on the Sunday nearest September 30.

(s) Reclassifications

Certain prior period amounts have been reclassified to conform to current period presentations.

(t) Recently Issued Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs—an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “… under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. …” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of the Statement are effective for the Company for inventory costs incurred during fiscal year 2006. The Company does not expect the adoption of SFAS No. 151 to have a material impact on its financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment to APB No. 29. The guidance in APB No. 29 included certain exceptions to the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company is currently evaluating the impact of this statement, but does not believe the adoption of SFAS No. 153 will have a material impact on the Company’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment. SFAS No. 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS No. 123(R) is effective for most public companies’ interim or annual periods beginning after June 15, 2005 and is effective for nonpublic companies for annual periods beginning after December 15, 2005. The actual impact of adoption cannot be predicted as it will depend on levels of share-based payments granted in the future.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, effective for the first fiscal period in the fiscal year beginning after December 15, 2005. This statement replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

This statement applies to all voluntary changes in accounting principles and requires retrospective application to prior periods’ financial statements of changes in accounting principles, unless it is impracticable. This statement would only impact the Company if it made a voluntary change in accounting principle after the effective date.

(2) Formation of Company and Business Combinations

On November 10, 2003, WL Ross & Co. LLC (WLR) completed the acquisition of substantially all the assets of Burlington Industries, Inc. out of Chapter 11 bankruptcy proceedings. WLR created a separate legal entity to consummate the acquisition, WLR Burlington Acquisition LLC (later renamed International Textile Group, Inc.), which was wholly owned by three investment funds managed by WLR (WLR Recovery Fund II L.P., Absolute Recovery Hedge Fund, Ltd., and Absolute Recovery Hedge Fund L.P., the WLR Funds). The WLR Funds contributed $6.9 million in capital and $36.1 million in unsecured subordinated notes to WLR Burlington Acquisition LLC, which then contributed such funds to its wholly owned subsidiary, Burlington Industries LLC. Using these funds, together with $30.0 million of bank financing, Burlington Industries LLC purchased the assets acquired in the purchase transaction. In addition, Burlington Industries LLC assumed certain liabilities in the amount of $95.9 million of Burlington Industries, Inc. as part of the purchase agreement, and incurred acquisition costs of $4.6 million. The purchase price plus assumed liabilities and acquisition costs resulted in a total purchase price of $173.5 million allocated to assets valued at $221.5 million, generating unallocated negative goodwill of $48.0 million recorded by Burlington Industries LLC as an extraordinary gain on November 10, 2003.

The following table summarizes the estimated fair value of assets acquired and liabilities assumed by Burlington Industries LLC at the date of acquisition (in millions).

Current assets	$188.5
Property and equipment (minority interest)	0.3
Intangible assets (minority interest)	1.1
Deferred income taxes on assets acquired	31.6

Total assets acquired	221.5

Current liabilities	60.8
Other long-term liabilities	35.1

Total liabilities assumed	95.9

Net assets acquired	$125.6

The assets above included an ownership interest of approximately 51% in Nano-Tex LLC (a California advanced molecular technology limited liability company) and a 100% ownership interest in Insuratex, Ltd. (a Bermuda captive insurance company). On November 10, 2003, the Nano-Tex LLC ownership interest was transferred from Burlington Industries LLC to WLR Burlington Acquisition LLC and the Insuratex, Ltd. ownership interest was transferred from Burlington Industries LLC to WLR Recovery Fund II L.P. Such transfers were made at the carrying amounts of the assets and liabilities of these entities under common control and were recorded as a return of capital.

On March 12, 2004, WLR completed the acquisition of substantially all of the assets of Cone Mills Corporation out of Chapter 11 bankruptcy proceedings. WLR created a separate legal entity, WLR Cone Mills

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

Acquisition LLC, which was wholly owned by WLR Recovery Fund II L.P., to consummate the acquisition. WLR Recovery Fund II L.P. contributed $5.3 million in capital and $18.5 million in unsecured subordinated notes to WLR Cone Mills Acquisition LLC, which then contributed such funds to its wholly owned subsidiary, Cone Mills LLC. Using these funds, together with $18.8 million of bank financing, Cone Mills LLC purchased the assets acquired in the purchase transaction. In addition, Cone Mills LLC assumed certain liabilities in the amount of $55.7 million (includes approximately $13.9 million of assumed bank debt) from Cone Mills Corporation as part of the purchase agreement, and incurred acquisition costs of $2.5 million. The purchase price plus assumed liabilities and acquisition costs resulted in a total purchase price of $100.8 allocated to assets valued at $108.9 million, generating unallocated negative goodwill of $8.1 million recorded by Cone Mills LLC as an extraordinary gain on March 12, 2004.

The following table summarizes the estimated fair value of assets acquired and liabilities assumed by Cone Mills LLC at the date of acquisition (in millions).

Current assets	$106.8
Deferred income taxes on assets acquired	2.1

Total assets acquired	108.9

Current liabilities	50.0
Other long-term liabilities	5.7

Total liabilities assumed	55.7

Net assets acquired	$53.2

Effective August 2, 2004, WLR Cone Mills Acquisition LLC was merged with and into WLR Burlington Acquisition LLC. WLR Burlington Acquisition LLC was the surviving limited liability company in the merger whereby the separate corporate existence of WLR Cone Mills Acquisition LLC ceased. Immediately following the merger, WLR Burlington Acquisition LLC converted into a Delaware corporation under the name International Textile Group, Inc. (ITG). According to the “Plan of Integration of WLR Burlington Acquisition LLC and WLR Cone Mills Acquisition LLC to Form International Textile Group, Inc.” (the Plan of Integration) all previously existing membership interests in WLR Cone Mills Acquisition LLC and WLR Burlington Acquisition LLC were converted immediately following the merger such that the WLR Funds owned 100% of the common stock in ITG. In connection with the merger transaction, WLR also created International Textile Holdings, Inc. (ITH). In connection with the Plan of Integration, each of the WLR investment funds transferred all of the capital stock it owned in ITG to ITH, after which ITH became the sole stockholder of ITG, and the majority interest in Nano-Tex LLC was transferred from ITG to ITH at this date. Also on August 2, 2004, ITG utilized borrowings from a new bank credit agreement to pay-off the bank loans of Burlington Industries LLC and Cone Mills LLC, and a portion of the unsecured subordinated notes referred to above were converted to Company common stock with the remaining balances paid-off by the issuance of new convertible subordinated notes (see note 6).

The results of operations of WLR Burlington Acquisition LLC have been included in the consolidated financial statements since November 10, 2003. The results of operations of WLR Cone Mills Acquisition LLC have been included in the consolidated financial statements from March 12, 2004 until the date of merger, August 2, 2004.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

During 2004, the Pension Benefit Guaranty Corporation (PBGC) filed various lawsuits against Cone Mills Corporation, WLR, ITG, Inc. and certain other subsidiaries seeking damages alleging that the defendants remain liable to the PBGC for the underfunding of the pension plan of Cone Mills Corporation. Until February 2005, it was the opinion of management of the Company that this claim had no merit due to the protections of the Bankruptcy Court’s approved sale order that the purchase of Cone Mills Corporation assets by WLR was made free and clear of all liens, claims and encumbrances. In February 2005, the Bankruptcy Court overseeing the liquidation of Cone Mills Corporation refused to stay an amended complaint filed in November 2004 by the PBGC, which resulted in the Company’s decision to pursue a settlement of this lawsuit. In March 2005, the Company agreed to settle this case by issuing common stock of the Company valued at $4.0 million plus $500,000 of cash. The cost of this settlement was treated as a purchase price adjustment and was recorded as an extraordinary loss, net of tax, in the fiscal year 2005 consolidated statement of income in accordance with United States generally accepted accounting principles.

In August 2005, the Company purchased certain assets from HLC Industries, Inc. representing its H. Landau division (a worldwide supplier of specification and commercial military uniform fabrics) for $6.9 million in cash. The operating results of the H. Landau division from that date were integrated into the Company’s Carlisle Finishing business, which operates as a commission printing and finishing supplier for apparel and interior furnishings products. The purchase was treated as the purchase of a business under SFAS No. 141, and assets acquired included inventory valued at $3.9 million, intangible assets valued at $0.3 million, and goodwill valued at $2.7 million.

In January 2005, the Company’s Burlington WorldWide division purchased certain assets of Cleyn & Tinker, the leading Canadian worsted wool manufacturer, including inventories, accounts receivables, and the intellectual properties and Cleyn & Tinker tradename, for $10.2 million. The assets acquired failed to meet the definition of a business under SFAS No. 141, which would have required recording assets at fair values. Purchased assets were recorded at their designated contract purchase price per the acquisition agreement.

In December 2004, the Company announced its intention to partner with China Ting Group to build a dyeing and finishing plant, a warehouse, and a distribution center in China. During fiscal year 2005, negotiations between the parties ceased. During 2005, the Company has formed Jiaxing Burlington Textile Company Limited, a wholly owned subsidiary, to build a dyeing and finishing plant for mattress, upholstery, and synthetic fabrics in the city of Jiaxing, Zhejiang Province, China.

(3) Inventories

Inventories at October 2, 2005 and October 3, 2004 are summarized as follows (in thousands):

	2005	2004
Inventories at FIFO:
Raw materials	$9,372	$14,488
Stock in process	31,159	38,452
Produced goods	61,317	63,778
Dyes, chemicals, and supplies	11,611	11,149

	113,459	127,867
Excess of FIFO over LIFO	(6,271)	—
Excess of LIFO over FIFO	—	933

Total	$107,188	$128,800

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

Inventories valued using the LIFO method comprised approximately 93% of consolidated inventories at October 2, 2005 and October 3, 2004.

(4) Investments in Unconsolidated Affiliates

Burlington Industries LLC and Parkdale America each owned 50% of Summit Yarn LLC and Summit Yarn Holdings (together “Summit Yarn”, a joint venture formed to build and operate a cotton open-end and ring spun yarn manufacturing facility in Mexico). Burlington Industries LLC and Mafatlal Industries Limited each owned 50% of Mafatlal Burlington Industries Limited, a joint venture formed to build and operate a vertically integrated denim manufacturing facility in India. On August 2, 2004, as part of the Plan of Integration (see note 2), Burlington Industries LLC transferred all of its shares of equity interests or other rights in Summit Yarn and Mafatlal Burlington Industries Limited to Cone Denim LLC and Cone International Holdings, Inc., respectively. Cone Denim LLC is a wholly owned subsidiary of ITG, Inc. and Cone International Holdings, Inc. is a wholly owned subsidiary of Cone Denim LLC. Cone Denim LLC and Mafatlal Industries Limited are currently in arbitration to determine which party has the right to purchase the other party’s 50% ownership interest upon a change of control in accordance with their partnership agreement. The arbitration will likely result in the Company either selling its interest or buying the partner’s interest in Mafatlal Burlington Industries Limited for amounts that have yet to be determined. The parties have been engaged in settlement discussions and, at this time, it is not possible to determine the ultimate outcome of this arbitration proceeding.

Cone Denim LLC and Compania Industrial de Parras S.A. de C.V. (CIPSA) own a denim manufacturer in Mexico, Parras Cone de Mexico, S.A. de C.V. (Parras Cone), formed to build and operate a denim manufacturing facility in Parras, Mexico. Cone Denim LLC and CIPSA each own a 50% interest in Parras Cone. WLR acquired designation rights to an ownership interest in CIPSA on March 12, 2004 and, on October 14, 2004, WLR exercised such rights and transferred the ownership interest, which has no assigned value, to Cone Denim LLC.

Burlington Industries LLC had an ownership interest in Unifi Textured Polyester, LLC, a textured yarn joint venture, of approximately 15% that was accounted for using the equity method because the Company had significant influence over the operations of the entity, including control of 40% of the Board and certain additional rights that require unanimous votes to pass. In April 2005, the Company sold its entire interest in the Unifi joint venture for $901,000 and recorded a gain on disposition of the same amount included in Other Income in the consolidated statement of income.

The aggregate summarized unaudited financial information of the Company’s investments in unconsolidated affiliates is set forth below (in thousands). The balance sheet information is as of October 2, 2005 and October 3, 2004. The 2004 income statement information includes the results of operations of Summit Yarn, Mafatlal Burlington Industries Limited and Unifi Textured Polyester, LLC for the period from November 10, 2003 to October 3, 2004, and the results of operations of Parras Cone for the period from March 12, 2004 to October 3, 2004.

	2005	2004
Current assets	$61,204	$92,563
Noncurrent assets	102,213	136,667
Current liabilities	28,684	27,300
Noncurrent liabilities	9,014	17,782
Net sales	321,755	351,211
Gross profit	17,717	1,339
Net income (loss)	5,771	(44,296)

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

The Company assigned no values to long-term assets acquired in the 2004 business combinations (except for long-term assets applicable to minority interest) due to the existence of negative goodwill in accordance with United States generally accepted accounting principles (see note 2). Accordingly, no value was assigned to investments in unconsolidated affiliates as well as a note receivable from Summit Yarns with an outstanding balance of $5.6 million at November 10, 2003. The Company received principal payments of $3.2 million and $0.5 million on this note during the 2005 and 2004 fiscal years, respectively, which is recorded in cost of goods sold in the consolidated statements of income. The 2004 aggregate net loss shown in the above table is primarily related to the Unifi joint venture. The Company has discontinued applying the equity method of accounting for its investments that have been reduced to zero in accordance with APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. If such affiliates subsequently report net income, the equity method will resume after the Company’s share of that net income equals the share of net losses not recognized during the period the equity method was suspended.

The Company has various related party transactions in the normal course of business with its unconsolidated affiliated companies. The Company purchases denim and yarn from Parras Cone under a transfer pricing arrangement that is a part of the Commercial Agreement between Parras Cone, Cone Denim LLC and its joint venture partner, CIPSA. Purchases of denim and yarn from Parras Cone were $12.7 million and $11.3 million in 2005 and 2004, respectively. The Company received $5.0 million and $3.3 million in marketing fees from Parras Cone and $1.8 million and $0.5 million in management fees for production management, cotton buying, administrative support and engineering services in 2005 and 2004, respectively (including $0.8 million received in fiscal year 2005 as prepayment of management fees for fiscal year 2006). At October 2, 2005 and October 3, 2004, the Company had amounts due to Parras Cone recorded in accounts payable of $0.3 million and $3.4 million, respectively. During the 2005 fiscal year, the Company purchased raw materials in the amount of $29.2 million and $6.0 million from Summit Yarns LLC and Unifi Textured Polyester, LLC, respectively, and had accounts payable due to Summit Yarns LLC of $1.1 million. During the 2004 fiscal year, the Company purchased raw materials in the amount of $35.8 million and $10.6 million from Summit Yarns LLC and Unifi Textured Polyester, LLC, respectively, and had accounts payable due of $2.0 million and $1.4 million, respectively.

(5) Property, Plant, and Equipment

Property, plant, and equipment consisted of the following at October 2, 2005 and October 3, 2004 (in thousands):

	2005	2004
Land and land improvements	$26	$3
Buildings	2,695	498
Leasehold improvements	1,068	—
Machinery and equipment	16,306	7,145
Equipment under capital leases	2,687	—

	22,782	7,646
Less:
Accumulated depreciation	1,191	264
Accumulated amortization on capital leases	37	—

	$21,554	$7,382

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

Property, plant, and equipment is valued at cost for additions made after 2004 acquisition purchase price allocations (see note 2). No values were assigned to long-term assets acquired in the 2004 business combinations due to the existence of negative goodwill in accordance with United States generally accepted accounting principles.

(6) Long-term Debt

Long-term debt consisted of the following at October 2, 2005 and October 3, 2004 (in thousands):

	2005		2004
	Current	Noncurrent	Current	Noncurrent
Bank credit agreement:
Revolving loans	$—	$45,473	$—	$56,426
Term loans	3,000	16,258	2,000	17,600
Convertible subordinated notes	—	—	—	19,548
Other	—	—	—	5

	3,000	61,731	2,000	93,579
Capitalized lease obligations	465	967	—	—

	$3,465	$62,698	$2,000	$93,579

On August 2, 2004, the Company entered into a Bank Credit Agreement secured by substantially all of the Company’s assets with a final maturity date of August 1, 2008. The Bank Credit Agreement consists of a total credit facility commitment amount of $150.0 million, including Revolving Loans, Letters of Credit, Term Loans and CapEx Loans (each as defined). Loans under the Bank Credit Agreement bear interest, payable monthly, at floating Base (prime) or LIBOR rates plus an applicable margin based on the Company’s Fixed Charge Ratio (as defined). The weighted average interest rate under the Bank Credit Agreement was 6.55% at October 2, 2005. In addition, the Company pays a monthly unused line fee on the unused portion of the facility of 0.375% or 0.50%, depending on whether the facility utilization rate is greater than 50% or less than 50%, respectively. The Term Loans are due and payable in four quarterly installments of $500,000 beginning November 1, 2004 and eleven quarterly installments of $750,000 beginning November 1, 2005, with the remaining principal balance due on the commitment termination date of August 1, 2008. The aggregate principal amount of CapEx Loans made during each calendar year are due and payable in equal installments at the end of each calendar quarter of each succeeding calendar year based on a level five year amortization, with the remaining principal balance due on the commitment termination date of August 1, 2008. The Company has incurred financing fees of $2.1 million related to the establishment of the Bank Credit Agreement that are deferred and amortized over the life of the agreement. At October 2, 2005 and October 3, 2004, the accumulated amortization was $0.6 million and $0.1 million, respectively, and amortization expense is estimated to be $0.5 million in the 2006 and 2007 fiscal years, and $0.4 million in the 2008 fiscal year. During fiscal year 2004, proceeds from the Bank Credit Agreement were used, in part, to pay off a financing agreement previously established by Burlington Industries LLC at which time the related unamortized deferred financing costs of $1.5 million were written-off as a component of net income.

The Bank Credit Agreement contains certain restrictive covenants, including but not limited to, the maintenance of a fixed charge ratio (as defined) and limitations on investments, distributions, capital changes, mergers and consolidations, borrowings of debt, and guaranties. In addition, proceeds from the sale of certain assets must be used to repay obligations under the Bank Credit Agreement.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

At the option of the WLR Funds, principal due on unsecured subordinated notes payable to the WLR Funds could from time to time be converted in whole or in part into shares of Company common stock on a dollar for dollar basis, with the conversion ratio per share issued being equal to the book value per share of the common stock as of the nearest fiscal year-end date of the Company or such other date as agreed upon by the parties. On August 2, 2004, the outstanding balance of $56.1 million on the original unsecured subordinated notes issued upon acquisition of WLR Burlington Acquisition LLC and WLR Cone Acquisition LLC (see note 2), less $25.0 million for a net amount of $31.1 million, was converted into shares of common stock of the Company on a dollar for dollar basis. Also on August 2, 2004, the Company borrowed a total of $25.0 million from the WLR Funds under new unsecured convertible subordinated notes to payoff the remaining balance of the original unsecured subordinated notes. The terms of the new unsecured convertible subordinated notes were as follows: $8.4 million borrowed from WLR Recovery Fund II, L.P. due March 12, 2009 at 4.30%; $10.1 million from WLR Recovery Fund II, L.P. due November 10, 2008 at 4.28%; $4.3 million from Absolute Recovery Hedge Fund, Ltd. due November 10, 2008 at 4.28%; and $2.2 million from Absolute Recovery Hedge Fund, L.P. due November 10, 2008 at 4.28%. Interest on the convertible subordinated notes was compounded semi-annually, and accrued but unpaid interest was converted to additional principal amounts on the last day of each month and otherwise from time to time upon demand of the WLR Funds. On May 4, 2005, the outstanding balance of $6.7 million on the new unsecured subordinated was converted into shares of common stock of the Company on a dollar for dollar basis.

As of October 2, 2005, aggregate maturities of long-term debt (excluding capitalized lease obligations) for each of the next five years based on the contractual terms of the instruments are as follows: $3.0 million in 2006, $3.0 million in 2007, $58.7 million in 2008, $0.0 million in 2009 and $0.0 million in 2010.

(7) Leases

As of October 2, 2005, minimum future obligations under capital leases and noncancelable operating leases were as follows (in thousands):

	Capital leases	Operating leases
2006	$539	$3,806
2007	390	2,596
2008	308	2,476
2009	308	2,413
2010	51	2,411
Later years	—	8,216

Total minimum lease payments	1,596	$21,918

Less interest portion of payments	164

Present value of future minimum lease payments	$1,432

Capital leases are primarily for production machinery and equipment. Interest rates are imputed at 5.96% to 6.75%. Operating leases pertain to office facilities and a variety of machinery and equipment. Certain operating leases, principally for office facilities, contain escalation clauses for increases in operating costs, property taxes and insurance. For the 2005 and 2004 fiscal years, rental expense for all operating leases was $6.9 million and $5.3 million, respectively.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

(8) Income Taxes

The Company is a majority owned subsidiary of International Textile Holdings, Inc. (ITH). ITH files a consolidated U.S. federal income tax return that includes the taxable income of the Company. The Company records U.S. federal income tax expense based on its share of federal consolidated net income. At October 2, 2005 and October 3, 2004, the Company has recorded a payable to ITH of approximately $1.8 million and $0.9 million, respectively, related to U.S. federal income tax benefits generated by ITH that reduced the Company’s federal tax payments. Foreign entities record income tax expense based on the applicable laws and requirements of their respective tax jurisdictions. The sources of income (loss) before income taxes, equity in earnings of unconsolidated affiliates, minority interest and extraordinary items for fiscal 2005 and 2004 were as follows (in thousands):

	2005	2004
United States	$(2,738)	$4,682
Foreign	7,984	6,305

Total	$5,246	$10,987

Income tax expense (benefit) for fiscal 2005 and 2004 consisted of (in thousands):

	2005	2004
Current:
United States	$100	$5,198
Foreign	(360)	2,020

Total current	(260)	7,218

Deferred:
United States	(664)	(3,070)
Foreign	2,095	180

Total deferred	1,431	(2,890)

	$1,171	$4,328

Income tax expense for the 2005 and 2004 fiscal years is different from the amount computed by applying the U.S. federal income tax rate of 35% to income before income tax expense and extraordinary gain as follows (in thousands):

	2005	2004
U.S. federal tax at statutory rate	$1,836	$3,845
State income taxes, net of federal effect	(132)	374
Effect of change in tax rate brackets	150	(110)
Foreign income taxed at other rates	(824)	42
Nondeductible business expenses	149	131
Other	(8)	46

	$1,171	$4,328

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

At October 2, 2005, the Company had a $2.8 million U.S. federal income tax refund receivable, a federal net operating loss carryforward with a related tax benefit of $1.6 million that expires in 2025, $27.1 million of deferred tax assets (including $13.9 million in foreign jurisdictions), and $3.9 million of deferred tax liabilities. At October 3, 2004, the Company had $36.7 million of deferred tax assets (including $16.0 million in foreign jurisdictions) and $12.0 million of deferred tax liabilities. Realization of the deferred tax assets is contingent on future taxable earnings in the respective tax jurisdictions. It is management’s opinion that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset at October 2, 2005 and October 3, 2004 consisted of the following (in thousands):

	2005		2004
	Current	Noncurrent	Current	Noncurrent
Fixed assets	$—	$13,114	$—	$14,988
Inventory valuation	(3,003)	—	(10,634)	—
Bad debt reserves	1,351	—	1,755	—
Employee benefits	260	8,668	2,738	13,790
Unconsolidated affiliates	904	—	—	1,861
Net operating loss carryforward	—	1,614	—	—
Other	187	168	196	—

Total	$(301)	$23,564	$(5,945)	$30,639

The Company anticipates that any U.S. income tax related to the repatriation of undistributed foreign earnings of its foreign operations not considered permanently invested will be offset by U.S. foreign tax credits.

(9) Retirement and Other Postretirement Benefits

Burlington Industries LLC has a U.S. defined benefit pension plan that provides benefits to most of its U.S. employees, and certain employees in foreign countries, based on total employee contributions through September 30, 2003. On July 29, 2003, the plan was amended to provide that no further employee contributions could be made to the plan after September 30, 2003 and that no service or participation after such date be recognized in calculating a pension benefit. The funding policy for this plan is to contribute periodically an amount based on the ERISA funding requirements as determined by the plan’s actuary. All participants are fully vested. Benefits consist of a pension payable for life following termination, or, at the option of the participant, a one-time lump sum cash payment equal to the discounted present value of the pension, based on the participant’s age and the amount of the employee’s contributions as determined under the provisions of the plan and applicable law.

In addition, Burlington Industries LLC and Cone Denim LLC had contributory health care and dental plans for employees electing early retirement between the ages of 55 and 65, with dental care coverage continuing beyond the age of 65 under the Cone plan. The Burlington Industries plans were closed to new members on November 10, 2003. The Cone plan was available to most of its U.S. employees who elected participation through December 31, 2004, at which time it was closed to new members. On November 19, 2004, the Board of Directors approved the termination of the retiree health and dental plans effective September 30, 2005. The Burlington and Cone plans were merged into a new combined plan on January 1, 2005. As a result of the terminations, the Company recognized curtailment and settlement gains of $8.2 million in the 2005 fiscal year to

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

reflect the reduction of the postretirement benefit liabilities recorded in the consolidated balance sheets. Burlington Industries LLC also has a noncontributory life insurance plan that was closed to new members in 1973. The Company’s policy is to fund the cost of the medical plans and the life insurance plan as expenses are incurred. The cost of postretirement benefits was accrued over the employees’ service lives.

The Company uses a September 30 measurement date for its defined benefit pension plan and its postretirement benefit plans (in thousands):

	October 2, 2005		October 3, 2004
	Pension benefits	Postretirement benefits	Pension benefits	Postretirement benefits
Change in benefit obligations:
Balance at beginning of period	$(74,348)	$(12,833)	$(113,127)	$(15,527)
Service cost	—	—	—	—
Interest cost	(3,901)	(626)	(4,116)	(830)
Merger of Cone Denim LLC	—	—	—	(2,372)
Contributions by plan participants	—	(2,960)	—	(4,970)
Benefits paid	10,960	7,022	41,707	8,741
Curtailment gain (loss)	(2,145)	1,449	—	—
Settlement gain	—	4,747	—	—
Actuarial gains (losses)	(3,960)	(837)	1,188	2,125

Balance at end of period	(73,394)	(4,038)	(74,348)	(12,833)

Change in fair value of plan assets:
Balance at beginning of period	57,264	1,718	91,594	2,118
Actual return on plan assets, net of plan expenses	3,368	771	7,377	(565)
Contributions by employer	2,150	3,003	—	3,936
Contributions by plan participants	—	2,960	—	4,970
Benefits paid	(10,960)	(7,022)	(41,707)	(8,741)

Balance at end of period	51,822	1,430	57,264	1,718

Funded status	(21,572)	(2,608)	(17,084)	(11,115)
Unrecognized net (gain) loss	(56)	202	(4,288)	(1,877)

Net amount recognized in the consolidated balance sheets	$(21,628)	$(2,406)	$(21,372)	$(12,992)

Components of net expense (benefit) for the plans were as follows for the 2005 and 2004 fiscal years (in thousands):

	2005		2004
	Pension benefits	Postretirement benefits	Pension benefits	Postretirement benefits
Service cost	$—	$—	$—	$5
Interest cost	3,901	626	4,116	825
Expected return on plan assets, net of plan expenses	(3,632)	(56)	(4,277)	317

Net expense (benefit)	$269	$570	$(161)	$1,147

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

Weighted average assumptions used to determine net cost for the 2005 and 2004 fiscal years were:

	2005		2004
	Pension benefits	Postretirement benefits	Pension benefits	Postretirement benefits
Discount rate	5.25%	5.25%	5.50%	6.05%
Long-term rate of return on plan assets	8.00%	8.00%	8.00%	8.00%
Long-term rate of compensation increase	N/A	N/A	N/A	N/A

The expected long-term rate of return is based on the portfolio as a whole and not on the sum of the returns on individual asset categories. The expected return is based on historical returns as well as general market conditions.

For purposes of estimating the postretirement benefit medical plan obligations at October 3, 2004, the weighted average assumed annual rate of increase in the Company’s net per capita health care expenses was 7.5% in the 2005 fiscal year, and this rate was assumed to remain at 7.5% after fiscal year 2005. The funded status of the medical plans for early retirees at October 2, 2005 represents the estimated liability of the Company for claims incurred but not reported that will be paid during the 2006 fiscal year. At October 2, 2005, the medical plans for early retirees and the life insurance plan were underfunded with an accumulated postretirement benefit obligation (APBO) of $0.8 million and $3.2 million, respectively, and plan assets of $0.1 million and $1.3 million, respectively. At October 3, 2004, the medical plans for early retirees and the life insurance plan were underfunded with an APBO of $9.5 million and $3.3 million, respectively, and plan assets of $0.1 million and $1.6 million, respectively.

Weighted average asset allocations at October 2, 2005 and October 3, 2004 by asset category are as follows:

	2005		2004
	Pension benefits	Postretirement benefits	Pension benefits	Postretirement benefits
Equity securities	50%	28%	49%	0%
Debt securities	47%	50%	44%	90%
Cash and cash equivalents	3%	22%	7%	10%

The objective of the Company’s investment policies and strategies for the pension plan is to achieve a targeted return over the long term that increases the ratio of assets to liabilities at a level of risk deemed appropriate by the Company while maintaining compliance with the Employee Retirement Income Security Act of 1974 (ERISA), common law fiduciary responsibilities and other applicable regulations and laws. The investment objective is measured over rolling one-, three- and five-year periods. The pension plan invests primarily in passive investments and predominantly in the equity asset class to maximize return on assets. Investment in additional asset classes with differing rates of returns, return variances and correlations is utilized to reduce risk by providing diversification relative to equities. Additionally, the Company diversifies investments within asset classes to reduce the impact of losses in single investments. The pension plan’s asset allocation policy is the principal method for achieving its targeted return. The asset allocation targets are 60% equity securities and 40% debt securities, with alternative investments and variances allowed within certain ranges. Actual asset allocation is monitored monthly relative to established policy targets and ranges. A variance from these ranges triggers a review and rebalancing toward the target allocation with due consideration given to the liquidity of the investments and transaction costs. For the postretirement benefit plans, the Company seeks high current income and liquidity by investing primarily in a diversified portfolio of high-quality cash and debt securities.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

While the Company has no present minimum funding requirement for its pension plan for the 2006 fiscal year, it expects to contribute up to $10.0 million to its pension plan in fiscal year 2006. The Company expects to contribute $0.7 million to its other postretirement benefit plans in fiscal year 2006.

The following benefit payments are expected to be paid in the following fiscal years. The estimated future postretirement benefit payments reflect the approved termination of the retiree health and dental plans effective September 30, 2005 (in thousands).

	Pension benefits	Postretirement benefits
2006	$22,845	$1,279
2007	7,709	379
2008	7,604	374
2009	6,877	353
2010	6,516	334
2011 to 2015	25,076	1,381

(10) Defined Contribution Plans

The Company has 401(k) Savings Plans for all U.S. employees (and certain employees in foreign countries). The 401(k) Savings Plans provide for Company contributions of cash on a sliding scale based on the level of the employee’s contribution. During the 2005 and 2004 fiscal years, cash contributions of $3.4 million and $2.9 million, respectively were made to the 401(k) Savings Plans and charged to operations.

(11) Contingencies

The Company and its subsidiaries have sundry claims and other lawsuits pending against them arising in the ordinary course of business. The Company may also be liable for environmental contingencies with respect to environmental cleanups. The Company makes provisions in its financial statements for litigation and claims based on the Company’s assessment of the possible outcome of such litigation and claims, including the possibility of settlement. It is not possible to determine with certainty the ultimate liability of the Company in the matters described above, if any, but in the opinion of management, their outcome should have no material adverse effect upon the financial condition or results of operations of the Company.

(12) Derivative and Financial Instruments

The Company may from time to time utilize derivative financial instruments to manage changes in cotton prices and interest rate and foreign currency exposures. The principal objective of such contracts is to minimize the risks and/or costs associated with financial and global operating activities. The Company does not utilize financial instruments for trading or other speculative purposes. The counterparties to these contractual arrangements are a diverse group of major financial institutions with which the Company also has other financial relationships. These counterparties expose the Company to the risk of credit loss in the event of nonperformance. However, the Company does not anticipate nonperformance by the other parties.

Cotton is the primary raw material for the Company’s denim fabric manufacturing operations. The Company has an established cotton purchasing program, administered in conformance with policies approved by

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

the board of directors, to ensure an uninterrupted supply of appropriate quality and quantities of cotton, to cover committed and anticipated fabric sales and to manage margin risks associated with price fluctuations on anticipated cotton purchases. The Company qualifies for the “normal purchases exception” under FASB Statements No. 133 and 138 related to its cotton purchase contracts. Derivative instruments used by the Company for cotton purchases are primarily forward purchase contracts and, to a lesser extent, futures and option contracts. These derivative instruments are excluded from hedge effectiveness evaluation.

The ineffective portion of derivative gains and losses, if any, as well as portions excluded from hedge effectiveness evaluation, are recognized immediately. Gains and losses on cotton derivatives are reported in cost of goods sold ($0.4 million gain in fiscal 2005 and $0.5 million loss in fiscal 2004).

The carrying amounts of cash, accounts receivable, certain other financial assets, accounts payable and borrowings under the bank loans are reasonable estimates of their fair value at October 2, 2005 and October 3, 2004 because of the short maturity of these instruments, or in the case of the bank loans, because of the variable interest rate terms. The carrying amounts of the unsecured convertible subordinated notes approximated their fair value at October 3, 2004 based on then-current market pricing.

(13) Business and Credit Concentrations

The global and United States textile industries are highly competitive. No one firm dominates the United States market, and many companies compete only in limited segments of the textile market. Certain of the Company’s products also compete with nontextile products. Textile competition is based in varying degrees on price, product styling and differentiation, quality, response time, and customer service. The importance of each of these factors depends upon the needs of particular customers and the degree of fashion risk inherent in the product. Imports of foreign-made textile and apparel products are a significant source of competition for most sectors of the domestic textile industry. The U.S. Government has attempted to regulate the growth of certain textile and apparel imports through tariffs and bilateral agreements, many of which expired in 2005, that establish quotas on imports from lesser-developed countries that historically account for significant shares of U.S. imports. In early November 2005, the U.S. and China signed a pact that imposes “safeguard” controls to restrict imports through 2008 on Chinese access to the U.S. market in the event of an import “surge.” Despite these efforts, imported apparel, which represents the area of heaviest import penetration, represents a vast majority of the U.S. market. The Company is addressing these concerns by reducing costs through consolidation and integration of businesses and by expanding overseas operations. The Company uses many types of fiber, both natural (principally wool and cotton) as well as manufactured (polyester, nylon, polypropylene, acrylic, rayon, Tencel, and acetate), in the manufacture of its textile products. The Company believes that future price levels for all fibers will depend primarily upon supply and demand conditions, general inflation, U. S. and foreign government fiscal policies and agricultural programs, relative currency values, and prices of underlying raw materials such as petroleum. The Company purchases all of its raw materials and dyes, and generally to date, has had no difficulty in obtaining these materials. Wool and man-made fibers are available from a wide variety of sources both domestically and abroad. Cotton is available from a wide variety of domestic and foreign sources. Other materials, such as dyes and chemicals, are generally available, but, as in the case of raw materials, continued availability is dependent to varying degrees upon the adequacy of petroleum supplies. Energy costs are an important factor in cost of sales across all the Company’s businesses. The costs of certain of these raw materials have been volatile in the past several years. United States agricultural programs affect the cost and supply of cotton in the U.S., and the policies of foreign governments have an effect on worldwide prices and supplies as well. Since cotton is an agricultural product, its supply and quality are subject to the forces of nature. Although

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

the Company has always been able to acquire sufficient supplies of cotton for its operations in the past, any shortage in the cotton supply by reason of weather, disease or other factors could materially adversely affect the Company’s operations.

The Company primarily marketed its products to customers in the United States during 2005 and 2004. The Company also markets its products to customers in Canada, Mexico, Central and South America, Europe, Africa, Australia, and Asian countries. For the 2005 fiscal year, no single customer represented more than 10% of the Company’s net sales, and the Company’s 10 largest customers accounted for approximately 32% of net sales. The Company owns and operates two manufacturing plants as well as two joint venture plants in Mexico, a joint venture plant in India and has a majority ownership interest in a manufacturing operation located in Turkey. The recorded amount of net assets in these locations is approximately $13.4 million as of October 2, 2005.

(14) Stock-Based Compensation

Under the Company’s Equity Incentive Plan, the Company is authorized to award restricted nonvested shares of common stock, options to purchase common stock, or Performance Unit/Share awards that are dependent upon achievement of specified performance goals and are payable in common stock and cash. During fiscal year 2005, 915,000 shares of ITG, Inc. restricted nonvested common stock were granted with a grant date fair value of $6.78 per share and vesting requirements of 50% in the 2005 fiscal year and 12.5% in each of the subsequent four fiscal years. During fiscal year 2005, 925,000 stock options were granted with an exercise price of $6.78 per share and vesting requirements of 40% in the 2005 fiscal year and 15% in each of the subsequent four fiscal years. Stock options granted have a maximum term of 10 years. These restricted shares and stock options remained outstanding at October 2, 2005, with 370,000 stock options exercisable. Total stock-based compensation expense charged to income was as follows (in thousands):

	2005	2004
Amortization of restricted stock	$3,102	$—
Cash bonuses to cover the income tax effects of individuals’ restricted stock grants	2,134	—

Total	$5,236	$—

Under the Equity Incentive Plan twelve percent of total Company shares of common stock are available for award grants. The fair value of stock options granted in fiscal year 2005 was $1.71 and was estimated at the date of grant using a Black-Scholes option pricing model and electing the “minimum value” method for nonpublic companies with the following weighted-average assumptions: a risk-free interest rate of 4.15%, dividend yields of 0%; and a weighted-average expected life of the options of 7 years.

(15) Restructuring and Impairment Charges

During the 2005 fiscal year, the Company has undertaken a number of restructuring activities to address increased Asian imports as well as difficult market dynamics and to improve long-term return on investment. The major elements of these activities include:

(1) Reduction in denim operating capacity. In order to better align its operations with market demand, the Company began to reduce its workforce at its Rutherford County, North Carolina plants in May 2005, and announced in September 2005 that it was closing these plants by November 2005. This plan includes moving these products and volumes to other plants in the U.S. and Mexico.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

(2) Consolidation of upholstery and contract jacquards fabrics operations. In order to provide a more competitive and consolidated cost platform, the Company is consolidating its upholstery and contract jacquards fabrics operations by moving these operations located in its Reidsville, North Carolina weaving facility to its plant located in Cliffside, North Carolina.

(3) Reduction in apparel fabrics business. Due to an increasing number of synthetic apparel customers moving operations to Asia, as well as lower military spending for worsted wool dress uniforms due to the current war effort, the Company is reducing capacities and workforce in the Richmond and Raeford, North Carolina and Hurt, Virginia facilities.

The closings, consolidations and workforce reductions outlined above will result in the elimination of approximately 1,100 jobs in the United States with severance benefits paid over periods of up to six months from the date of termination, depending on the employee’s length of service.

These activities resulted in a pre-tax charge for restructuring of $6.7 million. The components of this charge included the establishment of a $4.2 million reserve for severance and COBRA benefits ($0.4 million paid through September 2005), a non-cash pension curtailment charge of $2.1 million and $0.4 million for costs paid to relocate and convert equipment to new facilities that are charged to operations as incurred.

The Company also recorded during fiscal year 2005 an impairment charge of $0.2 million on equipment located in its Cliffside, North Carolina operation.